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                                                                  Exhibit 10.8
INTERMUNE
PHARMACEUTICALS



October 28, 1999

Timothy P. Lynch
1340 Lombard Street, Apt. 1
San Francisco, CA 94109

Dear Mr. Lynch:

On behalf of InterMune Pharmaceuticals, Inc., I am pleased to offer you the position of Chief Financial Officer and Vice President of Business Development, reporting to me.

The terms of your employment will be as follows:

Your starting salary will be $160,000 per year. As a full-time employee of InterMune Pharmaceuticals, you will be eligible for the Company's standard benefits package including medical and dental insurance coverage. Your position is exempt, and you will not be eligible for overtime. You will be entitled to three weeks paid vacation per year, prorated during 1999. As part of your sign-on bonus, you will be granted two weeks paid vacation during the remainder of 1999. In addition, you will receive a $10,000 cash payment 30 days after you begin employment at InterMune.

Subject to approval of the Board of Directors, on date of hire you will be granted an option to purchase 180,000 shares of InterMune Pharmaceuticals, Inc. stock. Your right to exercise 165,000 shares of this option will be subject to a vesting schedule, such that 165,000 shares of your option will be fully vested at the end of five years completed employment. The remaining 15,000 shares of stock will fully vest contingent upon the successful completion of a corporate partnership for one of the Company's products that is acceptable to our board of directors. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

In the event of termination of your employment with the Company other than for cause, or a significant change in your responsibilities following a change in control of the company, you will be entitled to receive continuation of salary and benefits for six months following your termination date. In addition, you will be entitled to continue all vesting with respect to Company stock during such six-month period.

As a condition of your employment, you will be required to provide proof of US citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Invention
                                                       3294 WEST BAYSHORE ROAD
                                                       PALO ALTO, CA  94303
                                                       PHONE: (650) 493-8333
                                                       FAX: (650) 858-2937
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Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or propriety material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This Offer remains open through noon on Wednesday, November 3, 1999. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Invention Agreement shall be the terms of your employment, superseding any other employment agreements or understandings with InterMune. Any additions or modifications of these terms must be in writing and signed by you and an officer of InterMune Pharmaceuticals, Inc. Your anticipated date of your start of hire is November 1, 1999.

Again, let me indicate how pleased I am to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to me.


Very truly yours,


/s/ W. Scott Harkonen

W. Scott Harkonen, M.D.
President and CEO
InterMune Pharmaceuticals, Inc.





UNDERSTOOD AND ACCEPTED:



      /s/Timothy P. Lynch                         10/25/99
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Timothy P. Lynch                                      Date